For more information, please contact:
Michael J. McCloskey, COO
(720) 932-4282

United Western Bancorp Subsidiary Completes
Sale-Leaseback Of Headquarters Building

DENVER - October 4, 2006 - United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), through its subsidiary, Matrix Tower Holdings, LLC, has completed the sale of United Western Financial Center (formerly known as Matrix Financial Center), its high-rise headquarters building in downtown Denver, for a purchase price of $27,250,000.00.

In connection with the sale, the Company and the Company’s wholly owned subsidiary, United Western Bank (formerly known as Matrix Capital Bank), agreed to lease back an aggregate of approximately 62,487 square feet of office space in the building for a term of 10 years. In addition, the Company will guarantee certain third-party lease obligations on approximately 23,171 square feet of office space for 10 years (such third parties being former subsidiaries of the Company). It is expected that the sale-leaseback transaction will result in an economic gain to the Company of approximately $11.1 million pre-tax. It is expected that the Company will recognize the gain at a rate of approximately $1.1 million annually, pre-tax, as a reduction in its lease expense over the 10-year term of the lease in accordance with FASB Statement No. 98.

About United Western Bancorp
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market. The area spans the Eastern slope of the Rocky Mountains - from Pueblo to Fort Collins, and includes the metropolitan Denver marketplace. United Western Bank plans to grow its network to an estimated five to seven community bank branches over the next three to five years. For more information, please visit our Web site at www.unitedwesternbancorp.com.

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this earnings release could differ materially are: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; and the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition; the delay in or failure to receive any required shareholder approvals of the contemplated actions; and the risks and uncertainties discussed elsewhere in the annual report for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 15, 2006; in the quarterly report for the first quarter ended March 31, 2006 filed with the Securities and Exchange Commission on May 11, 2006; in the quarterly report for the second quarter ended June 30, 2006 filed with the Securities and Exchange Commission on August 11, 2006; and the uncertainties set forth from time to time in the Company’s other periodic reports, filings and other public statements.
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